Exhibit 10.2

Kellye L. Walker Chief Administrative Officer, General Counsel and Secretary 1025 Laurel Oak Road Voorhees, NJ 08043	P 856.346.8200 F 856.346.5817

March 7, 2014

Via e-mail and Overnight Delivery

Ms. Linda Sullivan

33111 Canyon Quail Trail

Agua Dulce, CA 91390

Dear Ms. Sullivan:

On behalf of American Water, I am pleased to extend our offer of employment to you for the position of Senior Vice President and Chief Financial Officer of American Water. Your expected first day of employment will be on or about May 1, 2014. We anticipate that you will find this new role to be personally rewarding and one in which you can make significant contributions to the Company. The following represents our offer to you:

Base Salary

You will be paid bi-weekly at the rate of $17,692.30 and when annualized would be approximately $460,000. The salary grade for your position will be ML2.

2014 Annual Incentive Plan (AlP) Eligibility

You will be eligible to participate in the Company’s Annual Incentive Plan with a target bonus award payout of 75% of your annual base salary. Any amount awarded to you as a participant under the Annual Incentive Plan will be determined in accordance with the terms of that plan. Actual payout of the Annual Incentive Plan bonus is discretionary and based on factors including company performance and individual performance objectives. For 2014, you will be eligible for a full-year AIP payout based on your target level and the above noted factors.

2014 Long Term Incentive Plan (LTIP) Eligibility

You will be eligible for a full equity award under the Company’s Long Term Incentive Plan at a target payout of 125% of your annual base salary, beginning in 2014, as approved by the Compensation Committee of the American Water Board of Directors. The 2014 award will be granted and priced as of your start date.

Additiona1 2014 LTIP Equity Grant

You are entitled to receive additional equity of $500,000 which will be granted on your start date. This grant will be 70% Performance Share Units based on Total Stockholder Return and American Water internal metrics and 30% Restricted Stock Units.

Benefits

American Water offers a comprehensive benefits package, the provisions of which will begin on the first of the month after one full calendar month of employment including medical insurance, dental insurance, life insurance, and short- and long-term disability insurance.

March 7, 2014

You will be eligible to participate in the Company’s Savings and Investment Program (401k). You can roll over other qualified savings and investment retirement programs into the American Water plan. You will also be eligible to participate in the Non-Qualified Savings and Deferred Compensation Program and our Executive Physical Program in accordance with the terms of the plan details. Please refer to the enclosed 2014 Executive Benefits at a Glance documents for benefit details.

Vacation/Holidays

You will be eligible for 20 vacation days in 2014. In addition, you will be eligible for six (6) floating holidays in a calendar year.

Relocation

You will be eligible for the Gold package for the relocation benefits under American Water’s relocation policy according to the parameters of our policy and eligibility criteria as set forth by the IRS. The policy states that if an employee resigns within 12 months of the date of his/her relocation, they are required to reimburse 100% of the relocation expenses to the Company. The management of your relocation will be handled by NEI Global Relocation.

Executive Severance Policy

You will be an eligible participant under the executive severance policy which provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. Under the policy, you will receive salary continuation benefits in the form of 12 months of your base salary, plus a prorated annual incentive payment. A copy of the Executive Severance Policy will be available to you at your request.

We are looking forward to a favorable decision from you and you joining the American Water team. Please signify your acceptance of this offer of employment by signing this letter and returning it to me by email or by facsimile.

Sincerely,

/s/ Kellye L. Walker
Kellye L. Walker

Enclosures

This offer of employment extended by American Water is contingent upon successful completion of a drug screen, applicable background checks, verification of authorization to work and all information supplied on the resume and other information supplied by you, and the absence of any Non-Compete or Non-Solicitation Agreement with a prior employer.

I, Linda Sullivan, understand that my employment will be “at will,” which means that I am not guaranteed employment or any particular job for any specified period of time. The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

/s/ Linda Sullivan	3/10/14
Signature: Linda Sullivan	Date